Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF PURE BIOSCIENCE
(a California corporation)
AND
PURE BIOSCIENCE, INC.
(a Delaware corporation)

This Agreement and Plan of Merger, dated as of March 24, 2011 (the “Agreement”), is made by and between Pure Bioscience, a California corporation (“Pure California”), and Pure Bioscience, Inc., a Delaware corporation and wholly-owned subsidiary of Pure California (“Pure Delaware”). Pure California and Pure Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

Whereas, Pure Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 105,000,000 shares, 100,000,000 of which are designated common stock, par value $0.01 per share, and 5,000,000 of which are designated preferred stock, par value $0.01 per share. The preferred stock of Pure Delaware is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, 100 shares of common stock were issued and outstanding, all of which were held by Pure California, and no shares of preferred stock were issued and outstanding.

Whereas, Pure California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 55,000,000 shares, 50,000,000 of which are designated common stock, no par value, and 5,000,000 of which are designated preferred stock, no par value. The preferred stock of Pure California is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, 37,296,986 shares of common stock and no shares of preferred stock were issued and outstanding.

Whereas, the Board of Directors of Pure California has determined that, for the purpose of effecting the reincorporation of Pure California in the State of Delaware, it is advisable and in the best interests of Pure California and its shareholders that Pure California merge with and into Pure Delaware upon the terms and conditions herein provided.

Whereas, the respective Boards of Directors of Pure Delaware and Pure California have approved and declared the advisability of this Agreement, and have directed that this Agreement be submitted to a vote of their respective sole stockholder and shareholders and executed by the undersigned officers.

Whereas, shareholders holding a majority of the outstanding common stock of Pure California approved this Agreement on February 10, 2011.

Whereas, the Merger is intended to qualify as a transaction governed by Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, Pure Delaware and Pure California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.            MERGER

1.1           Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the California General Corporation Law (“CGCL”), Pure California shall be merged with and into Pure Delaware (the “Merger”), the separate existence of Pure California shall cease and Pure Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Pure Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation”. The name of the Surviving Corporation shall be “Pure Bioscience, Inc.”

1.2           Filing and Effectiveness.  Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a)           This Agreement shall have been adopted by the sole stockholder of Pure Delaware and the principal terms of this Agreement shall have been approved by the shareholders of Pure California in accordance with the requirements of the DGCL and the CGCL, which adoption and approval by such sole stockholder of Pure Delaware and by the shareholders of Pure California has occurred as of February 28, 2011 and February 10, 2011, respectively;

(b)           All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c)           A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and this Agreement, together with a Certificate of Ownership as provided in Section 1110 of the CGCL or the Certificate of Merger, shall have been filed with the Secretary of State of the State of California or, in the case of the applicable requirements of California law, as otherwise provided by the CGCL.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.3           Effect of the Merger.  Upon the Effective Date of the Merger, the separate existence of Pure California shall cease and Pure Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Pure California’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Pure California in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Pure Delaware as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Pure California in the same manner as if Pure Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

2.            CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1           Certificate of Incorporation.  The Certificate of Incorporation of Pure Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2           Bylaws.  The Bylaws of Pure Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3           Directors and Officers.  The directors and officers of Pure California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation serving in the same class of directors until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

3.            MANNER OF CONVERSION OF STOCK

3.1           Pure California Common Stock.  Upon the Effective Date of the Merger, each share of Pure California common stock, no par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2           Pure California Options, Equity Incentive Plan Awards, Restricted Stock and Other Convertible Securities.

(a)           Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by Pure California (collectively, the “Incentive Plans”). Each outstanding and unexercised option, warrant or other right to purchase or receive, or a security convertible into, Pure California common stock shall become an option, warrant or right to purchase or receive, or a security convertible into, the Surviving Corporation’s common stock on the basis of one share of the Surviving Corporation’s common stock for each share of Pure California common stock issuable pursuant to any such option, warrant, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Pure California option, warrant, stock purchase right or convertible security at the Effective Date of the Merger. There are no options, warrants, purchase rights for or securities convertible into preferred stock of Pure California under the Incentive Plans.

(b)           A number of shares of the Surviving Corporation’s common stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of Pure California common stock so reserved immediately prior to the Effective Date of the Merger.

3.3           Pure Delaware Common Stock.  Upon the Effective Date of the Merger, each share of common stock, par value $0.01 per share, of Pure Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Pure Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.4           Exchange of Certificates.  After the Effective Date of the Merger, each holder of a certificate representing shares of Pure California common stock outstanding immediately prior to the Effective Date of the Merger may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of Pure California common stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of the Surviving Corporation’s common stock into which such shares of Pure California common stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such certificate as provided above.

Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Pure California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

4.            CONDITIONS

4.1           The obligations of Pure California under this Agreement shall be conditioned upon the occurrence of the following events:

(a)           Shareholder Approval.  The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Pure California, which approval was duly obtained on February 10, 2011;

(b)           Consents, Approvals or Authorizations.  Any consents, approvals or authorizations that Pure California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c)           Stock Market Listing.  The Surviving Corporation’s common stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the Nasdaq Capital Market.

5.            GENERAL

5.1           Covenants of Pure Delaware.  Pure Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:

(a)           Qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b)           File the Certificate of Merger with the Secretary of State of the State of Delaware;

(c)           File this Agreement, together with the Certificate of Ownership, or the Certificate of Merger, with the Secretary of State of the State of California;

(d)           Take such other actions as may be required by the CGCL.

5.2           Further Assurances. From time to time, as and when required by Pure Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Pure California such deeds and other instruments, and there shall be taken or caused to be taken by Pure Delaware and Pure California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by Pure Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Pure California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Pure Delaware are fully authorized in the name and on behalf of Pure California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3           Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Pure California or of Pure Delaware, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of Pure California or the adoption of this Agreement by the sole shareholder of Pure Delaware, or by both.

5.4           Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder or shareholder approval shall not, unless approved by such shareholders or shareholders as required by law:

(a)           Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b)           Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c)           Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5           Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Pure Bioscience, a California corporation, and Pure Bioscience, Inc., a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

PURE BIOSCIENCE, a California corporation

By:	/s/ Michael L. Krall
Name:	Michael L. Krall
Title:	President and Chief Executive Officer

PURE BIOSCIENCE, a Delaware corporation

By:	/s/ Michael L. Krall
Name:	Michael L. Krall
Title:	President and Chief Executive Officer